THE ADVISORS' INNER CIRCLE FUND

                                   SCHEDULE A
                              DATED AUGUST 8, 1994,
                          AS AMENDED _________ __, 2010
                 TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,
                             AMENDED AUGUST 14, 2000

     Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.


PORTFOLIO                                     CLASS OF SHARES                       FEE
---------                                     ---------------                       ---
Aviva Investors Protected Asset            Investor Class Shares                   0.25%
Allocation 2015 Fund
Edgewood Growth Fund                               Retail                          0.25%
HGK Equity Value Fund                                                              0.25%
UA S&P 500 Index Fund                                II                            0.10%
WHG LargeCap Value Fund                        A Class Shares                      0.25%
WHG Income Opportunity Fund                    A Class Shares                      0.25%